As filed with the Securities and Exchange Commission on May 18, 2004

Registration No. 33-71130

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
under
the Securities Act of 1933

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BLACK HILLS CORPORATION
(Exact name of registrant as specified in its charter)

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South Dakota 46-0458824 (State or other jurisdiction of (IRS Employer Identification No.) incorporation or organization)

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625 Ninth Street
Rapid City, South Dakota 57701
(605) 721-1700
(Address, Including Zip Code, and Telephone Number, Including
Area Code of, Registrant’s Principal Executive Offices)

_________________

STEVEN J. HELMERS, Esq.
Senior Vice President - General Counsel
Black Hills Corporation
625 Ninth Street, Rapid City, South Dakota 57701
(605) 721-1700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

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        Approximate date of commencement of proposed sale: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  X

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: 

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: 

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        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        The sole purpose of this Post-Effective Amendment No. 2 is to amend and restate the Registrant’s Dividend Reinvestment and Direct Stock Purchase Plan as shown in the Prospectus provided below.

        The Registration Statement (No. 33-71130) as originally filed on November 1, 1993, related to the offering of 1,000,000 shares of Common Stock of Black Hills Corporation issuable under the Black Hills Corporation Dividend Reinvestment and Stock Purchase Plan. In March 1998, the Registrant affected a three-for-two Common Stock split.

PROSPECTUS

BLACK HILLS CORPORATION
Dividend Reinvestment and Direct Stock Purchase Plan
CUSIP 092113 10 9

Our Dividend Reinvestment and Direct Stock Purchase Plan (the Plan) provides you an economical and convenient method of purchasing our Common Stock and reinvesting cash dividends in shares of our Common Stock. Current holders of record of our Common Stock can purchase additional shares of our Common Stock by reinvesting all or a portion of their cash dividends and/or making optional cash investments. Persons who are not already shareholders can purchase Common Stock through the Plan by making an initial investment of at least $250 or authorizing automatic monthly withdrawals from a bank account of at least $25 per month for a minimum of ten consecutive months.

      The Plan allows you to:

•	elect to have cash dividends paid on all or a percentage of your shares automatically reinvested in additional shares of our Common Stock;

•	purchase our Common Stock through cash investments made by check or automatic monthly withdrawals from a checking or savings account;

•	deposit all or a portion of your Common Stock certificates for credit to your Plan account;

•	purchase shares for the account of another person;

•	transfer shares to the existing account of another participant or to a newly-created account of a person not participating in the Plan;

•	sell shares held in the Plan and obtain certificates for shares held in the Plan; and

•	execute certain transactions by telephone or on-line.

The Administrator of the Plan is Wells Fargo Bank, N.A. Cash dividends and cash investments will be used to purchase shares of our Common Stock which, at our option, will be either newly issued or purchased, by the Bank, on behalf of Plan participants in the open market. To the extent required by applicable law in certain jurisdictions, shares of Common Stock offered under the Plan to persons not presently shareholders are offered through Wells Fargo Investments, LLC.

Our Common Stock is listed on the New York Stock Exchange under the symbol “BKH.” The price of newly issued shares of Common Stock will be the average of the high and low sale prices of our Common Stock, as reported on the New York Stock Exchange Composite Tape, on the applicable investment date or, if the New York Stock Exchange is closed on the investment date, on the next trading day the New York Stock Exchange is open. The price of shares purchased in the open market will be the weighted average price at which the Bank acquires the shares plus a brokerage commission and other fees.

This prospectus relates to 321,066 shares of our Common Stock registered for purchase under the Plan. It is suggested that this prospectus be retained for future reference.

There are significant risks associated with an investment in our securities. These risk factors are discussed in detail in the documents that are incorporated by reference under the headings “Risk Factors.” You should review these Risk Factors for a discussion of matters that investors in our securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is _____________, 2004.

TABLE OF CONTENTS

	Page #		Page #
Changes to the Plan	3	Price of Shares	14
Summary of the Plan	3	When are Shares Purchased	14
Forward - Looking Statements	4	How to Withdraw from the Plan	14
About Black Hills Corporation	5	Withdrawal of Certificates	15
Use of Proceeds	7	Share Transfers and Gifts	15
Description of the Plan	7	Sale of Shares	16
Purpose	7	Account Access	17
Advantages	7	Stock Dividends, Splits and Rights Offerings	18
Disadvantages	8	Federal Income Tax Consequences	18
Administration	8	Foreign Shareholders	19
Eligibility for Participation	9	Voting of Shares	19
Account Forms	9	Safekeeping Services	19
Enrollment	10	Fees and Expenses	20
When to Join the Plan	11	Fee Disclosure Table	20
Dividend Reinvestment	11	Interpretation and Regulation	20
Optional Cash Investments	12	Modification and Discontinuation of Plan	21
Changing Your Investment Options	13	Experts	21
Source of Shares Offered	13	Legal Opinions	21
Number of Shares to be Purchased	13	Where You Can Find More Information	21

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You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or the documents incorporated by reference in this prospectus is only accurate as of the date of those documents. Our business, financial condition and results of operations may have changed since those dates.

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Unless the context otherwise requires, references in this prospectus to “Black Hills,” “we,” “us” and “our” refer to Black Hills Corporation and all of its subsidiaries collectively.

CHANGES TO THE PLAN

This prospectus amends and restates our earlier Dividend Reinvestment and Stock Purchase Plan. Amendments to the Plan include:

•	changing the name of the Plan;

•	allowing participants to choose whether to have dividends reinvested or paid on all or a percentage of their shares;

•	allowing participants to make optional cash investments on a more frequent basis;

•	allowing persons who are not already shareholders to purchase Common Stock through the Plan;

•	decreasing the minimum amount of optional cash investments;

•	allowing optional cash investments by automatic monthly withdrawals from a checking or savings account;

•	decreasing the maximum amount of optional cash investments;

•	changing the method of calculating the price of shares for newly issued shares purchased directly from us;

•	changing the cost the Plan Administrator charges when a participant sells shares held in a Plan account; and

•	eliminating the fee for depositing Common Stock certificates in your Plan account.

The amended and restated Plan becomes effective on July 1, 2004.

All participants in the old Plan will automatically continue in the amended Plan. In the event you are a participant in the old Plan and, after reviewing this prospectus, you do not wish to continue participation in the amended Plan, you should contact the Plan Administrator.

The Plan does not represent a change in our dividend policy, which will continue to depend on future earnings, financial requirements and other factors. The payment of dividends is at the discretion of our board of directors, which may change the amount and timing of dividends at any time without notice.

SUMMARY OF THE PLAN

The following summary description of the Plan is qualified by reference to the full text of the Plan which appears in this prospectus.

Dividend Reinvestment.  You may elect to reinvest cash dividends on all, some or none of your shares of Common Stock. The Plan Administrator will use the cash dividends, from the shares that you elect reinvestment, to purchase shares of Common Stock that will be added to your Plan account (see Question 11). We will pay cash dividends to you by check or direct deposit on shares that you do not select reinvestment.

Optional Cash Investments.   After enrolling in the Plan, you may purchase shares of our Common Stock through the Plan in any amount from a minimum of $25 per investment to a maximum of $15,000 per month. You may make optional cash investments by authorizing automatic monthly withdrawals from your bank account or by sending a check to the Plan Administrator at any time (see Question 12).

Initial Investment.  If you are not already a shareholder of record, you may purchase Common Stock through an initial investment of at least $250 or authorize automatic monthly withdrawals from your bank account of at least $25 for a minimum of ten consecutive months (see Questions 8 and 12).

Enrollment.  To enroll in the Plan, you must complete and sign an account authorization form and return it to the Plan Administrator or establish online access and enroll over the internet (see Question 7).

Price of Shares Purchased Under the Plan.  The price of shares of Common Stock purchased under the Plan will depend on whether the shares are purchased directly from us or on the open market. If the shares are purchased on the open market, the price will be the weighted average price at which the Plan Administrator acquires the shares plus a brokerage commission and other fees. If the shares are purchased directly from us, the price of the shares will be the average of the high and low sale prices on the applicable investment date (see Question 16).

Frequency of Purchases for Dividend Reinvestment.  The Plan Administrator expects to reinvest cash dividends on the applicable dividend payment date or, if the dividend payment date is not a trading day, the next trading day following the dividend payment date (see Question 17).

Frequency of Purchases for Optional Cash Investments.  The Plan Administrator expects to invest initial and optional cash investments on Wednesday of each week or, if Wednesday is not a trading day, the next trading day following Wednesday (see Question 17).

Certificate Issuance.  You may receive stock certificates for any whole shares held in your Plan account without charge at any time upon request (see Question 19).

Share Transfers and Gifts.  You can transfer shares from your Plan account to another person and/or purchase shares for others as a gift (see Questions 20 and 21).

Selling Shares.  You may request the Plan Administrator to sell some or all of the shares held in your Plan account. You will be charged certain transaction costs such as a service fee and broker’s commission (see Questions 22 and 23).

Safekeeping.  You may deposit Common Stock certificates with the Plan Administrator for safekeeping (see Question 31).

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference may contain “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus and the documents incorporated by reference into this prospectus that address activities, events or developments that we expect, believe or anticipate will or may incur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from those contained in the forward looking statements, including the cautionary statements and risk factors included in our Annual Report on Form 10-K at Item 7 – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in any other documents incorporated by reference into this prospectus.

ABOUT BLACK HILLS CORPORATION

We are a diversified energy company operating principally in the United States with two major business groups – wholesale energy and retail services.

Wholesale Energy

Our wholesale energy group engages in the production of electric power through ownership of a diversified portfolio of generating plants and the sale of electric power primarily under long-term contracts, the production of coal, natural gas and crude oil primarily in the Rocky Mountain region, and the marketing of energy products. The wholesale energy group consists of four segments: power generation, natural gas and crude oil production, coal mining and energy marketing and transportation.

Power Generation

Our power generation segment acquires, develops, expands and operates unregulated power plants. Our unregulated portfolio is diversified in terms of fuel mix and geographic location, with approximately 90 percent of net unregulated capacity being gas-fired and the remainder coal-fired. We currently hold varying interests in independent power plants in Colorado, Nevada, Wyoming, California and Massachusetts with a total net ownership interest of 1,002 megawatts in operation, including minority interests in several power-related funds with a net ownership interest of 28 megawatts and a 40 megawatt plant in Massachusetts held for sale. We sell our output under contracts of varying length, thereby allowing us to mitigate the impact of potential downturn in prices in the future. Approximately 90 percent of our facilities are under long-term contract as of the date of this prospectus. We sell the remainder of this capacity under short-term contracts or directly into the wholesale power markets.

Natural Gas and Crude Oil Production

Our oil and gas segment is involved in the acquisition, exploration, development and production of natural gas and oil resources. We hold interests in oil and gas properties located in Alabama, California, Colorado, Louisiana, Montana, Nebraska, New Mexico, North Dakota, Oklahoma, Texas and Wyoming. We operate approximately 514 oil and gas wells and also own a working interest in, but do not operate, an additional 509 wells. The majority of our reserves are located in the Rocky Mountain region. At December 31, 2003, we had proved reserves of approximately 156.4 BCFE, or billion cubic feet equivalent.

Coal Mining

Our coal production segment mines and processes low-sulfur, sub-bituminous coal near Gillette, Wyoming. The Wyodak mine is located in the Powder River Basin, one of the largest coal reserves in the United States. We produced approximately 4.8 million tons of coal in 2003. Mining rights to the coal are based on four federal leases and one state lease. As of December 31, 2003, we had coal reserves of approximately 262.7 million tons, enough to satisfy present contracts for approximately 55 years. Substantially all of our coal production is currently sold under long-term contracts to our electric utility, Black Hills Power, Inc.; PacifiCorp, which owns 80 percent of the Wyodak power plant and which our utility owns the remaining 20 percent; and to our mine-mouth Wygen power plant.

Energy Marketing and Transportation

Our natural gas marketing operations are headquartered in Golden, Colorado, with a satellite office in Calgary, Alberta, Canada. We focus primarily on marketing of natural gas to wholesale end users and on producer marketing services. Producer marketing services include purchases of wellhead gas and risk transfer and hedging products for gas producers in the Rocky Mountain region. Our gas marketing efforts are concentrated in the Rocky Mountain, Western and Mid-continent regions of the United States and in Western Canada. Our average daily marketing volume for the year ended December 31, 2003 was approximately 1.2 million MMBtu, or million British thermal units, of natural gas.

Our crude oil marketing and transportation operations are headquartered in Houston, Texas, and are concentrated primarily in Texas, Oklahoma and Louisiana. Our crude oil marketing business specializes in providing independent crude oil producers with marketing and transportation services to market their crude oil production to end-use markets. Our average daily marketing volume for the year ended December 31, 2003 was approximately 58,700 barrels of crude oil. In addition, we own and operate the Millennium Pipeline, a 200-mile pipeline which has a capacity of approximately 65,000 barrels of oil per day and transports imported crude oil from Beaumont, Texas to Longview, Texas, a transfer point to connecting carriers. We also own Millennium Terminal Company, L.P., which leases 1.1 million barrels of crude oil storage connected to the Millennium Pipeline at the Oil Tanking terminal in Beaumont. We own and operate the 190-mile long Kilgore Pipeline System. The Kilgore Pipeline System has a capacity of up to approximately 35,000 barrels per day and transports crude oil from the Kilgore, Texas region south to Houston, Texas, which is a transfer point to connecting carriers. In addition, the system has approximately 400,000 barrels of crude oil storage at Kilgore and 375,000 barrels of storage at the Texoma Tank Farm located in Longview, Texas.

Retail Services

Electric Utility

Our electric utility, Black Hills Power, Inc., is engaged in the generation, transmission and distribution of electricity to approximately 61,000 customers in South Dakota, Wyoming and Montana. Our electric utility owns 435 megawatts of generating capacity and has purchased 50 megawatts of generating capacity from PacifiCorp under a long-term power contract. Our utility reached its peak system load of 392 megawatts in August 2001. Approximately 51 percent of our utility’s power sources consist of coal-fired plants, 39 percent gas- or oil-fired plants, and the remaining 10 percent is purchased from other generators.

Our utility’s revenue mix for the year ended December 31, 2003 was comprised of 30 percent commercial, 23 percent residential, 16 percent contract wholesale, 18 percent wholesale off-system, 12 percent industrial and 1 percent municipal sales and other revenue. Our utility’s South Dakota customers account for over 90 percent of its retail electric revenues. Our utility’s retail electric rates in South Dakota are subject to a five-year freeze expiring on January 1, 2005. The rate freeze maintains rates for our utility’s retail customers at levels below the national average, while allowing us to retain the benefits from cost savings and from wholesale “off-system” sales of power, which are not covered by the rate freeze. Our utility optimizes the utilization of its power sources by selling capacity and energy in excess of the load requirements for its “on-system” local service territory and municipal customers to wholesale off-system customers at market prices, which sometimes exceed its regulated retail rates.

Communications

Our communications segment provides state-of-the-art broadband telecommunications services to the markets of Rapid City and the Northern Black Hills of South Dakota. We offer residential and business customers a full suite of telecommunications services, including local and long distance telephone service, expanded cable television service, cable modem Internet access and high speed data and video services. We have a 245-mile inter- and intra-city fiber optic network and currently operate 840 miles of two-way interactive hybrid fiber coaxial cable. We bundle these services into value packages with a single consolidated bill for all of these services.

We introduced broadband communications services to the Rapid City and Northern Black Hills areas in November 1999. As of December 31, 2003, we were serving approximately 23,900 residential customers and 3,000 business customers.

Our Executive Offices

We are incorporated in South Dakota and our headquarters and principal executive offices are located at 625 Ninth Street, Rapid City, South Dakota 57701. Our telephone number is (605) 721-1700.

USE OF PROCEEDS

We have no basis for estimating either the number of shares of Common Stock that will ultimately be sold pursuant to the Plan or the price at which such shares will be sold. We will receive no proceeds from open market purchases of Common Stock under the Plan. We expect to use the proceeds from the sale of newly issued shares of Common Stock pursuant to the Plan for corporate development or general corporate purposes, which may include the repayment of short-term borrowings incurred for such purposes.

DESCRIPTION OF THE PLAN

The following question and answer statements constitute the full provisions of the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of the Company.

Purpose

1.     What is the purpose of the Plan?

The purpose of the Plan is to provide participants with an economical and convenient method of automatically investing all or a portion of their cash dividends and/or making optional cash investments to purchase shares of our Common Stock. When we direct the Plan Administrator to purchase Common Stock directly from us, the Plan provides us with a cost-efficient way to raise additional capital.

Advantages

2.     What are some of the advantages of participating in the Plan?

•	You have an economical and convenient method of automatically investing all or a portion of your cash dividends and/or making optional cash investments to purchase shares of our Common Stock.

•	You may deposit all of your certificates of Common Stock with the Plan Administrator for safekeeping and credit to your Plan account.

•

The price of shares of newly issued Common Stock purchased with reinvested dividends or optional cash payments will be 100 percent of the average market price, determined as set forth in the answer to Question 16.

•	You pay no commission on shares purchased when newly issued shares are purchased under the Plan.

•	Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to your account.

•

Since the Plan Administrator holds shares in your account in book-entry form, you will avoid the cost and risk associated with the storage, loss, theft or destruction of stock certificates. You may receive stock certificates without charge at any time, upon request.

•	Regular statements of account provide simplified record keeping.

•	You can execute certain transactions over the telephone or online.

Disadvantages

3.     What are some of the disadvantages of participating in the Plan?

•

You will not be able to precisely time your purchases through the Plan and will bear the market risk associated with the fluctuations in the price of the Common Stock pending the investment of funds under the Plan (see Question 17).

•

You will not be able to precisely time your sales of shares through the Plan and will bear the market risk associated with the fluctuations in the price of the Common Stock pending the sale of shares under the Plan (see Question 22).

•	You will not earn interest on funds held by the Plan Administrator pending their investment (see Question 17).

•	You may not pledge the shares credited to your Plan account until you withdraw the shares from the Plan.

•	Plan accounts are not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation or any other entity.

Administration

4.     Who administers the Plan?

Wells Fargo Bank, N.A. (the “Plan Administrator”) administers the Plan. The Plan Administrator is responsible for enrolling new participants in the Plan, reinvesting dividends, processing optional cash investments, processing share sale requests, depositing and safekeeping Plan shares, processing requests for certificates, and issuing account statements. You can obtain information about the Plan, the Plan Administrator or your Plan account by contacting the Plan Administrator online, by telephone or in writing.

The Plan Administrator is also responsible for purchasing and selling shares of Common Stock for participants’ Plan accounts, including the selection of the broker/dealer through which Plan purchases and sales are made. We have no control over the times or prices at which the Plan Administrator effects transactions in the open market or the selection of the broker/dealer used by the Plan Administrator to effect open market transactions.

If Wells Fargo Bank, N.A. ceases to serve as Plan Administrator, we will designate its successor.

General Shareowner Information

Plan Requests should be mailed to: Wells Fargo Shareowner Services PO Box 64856 St. Paul, MN 55164-0856

Certified/Overnight Mail: Wells Fargo Shareowner Services 161 North Concord Exchange South St. Paul, MN 55075-1139

General Information: Fax: 1-651-450-4085 Tel: 1-800-468-9716 Tel: 1-651-450-4064 (outside the United States)

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Time, Monday through Friday.

Internet addresses: General Inquiries: www.wellsfargo.com/shareownerservices Account Information: www.shareowneronline.com

When communicating with the Plan Administrator about an existing account, you should provide your account number and a daytime telephone number. Be sure to also refer to “Black Hills Corporation.”

Eligibility for Participation

5.     Who is eligible to participate in the Plan?

Any interested investor, whether or not an existing shareholder of record of our Common Stock, is eligible to participate in the Plan.

Regulations in certain countries may limit or prohibit participation in this type of Plan. Accordingly, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulation prohibiting their participation.

Account Forms

6.     What forms do I use to enroll in the Plan, request certain transactions or make changes to my Plan account?

You should obtain the proper form as described below and return it to the Plan Administrator. You may obtain these account forms by contacting the Plan Administrator by telephone, or downloading the forms online (see Question 4).

Account Authorization Form. An account authorization form is used to enroll in the Plan, change address of record, select or change a dividend reinvestment option and, if you choose, authorize, change or terminate your automatic monthly withdrawals and/or authorize automated account access.

Transaction Request Form. A transaction request form is used to establish, change or terminate automatic monthly withdrawals, make optional cash investments, sell Plan shares, deposit share certificates, request certificates for Plan shares and terminate participation in the Plan. A transaction request form is attached to each account statement mailed to participants.

You can conduct certain transactions by telephone and online without using these account forms (see Questions 24 and 25).

Enrollment

7.     How do I enroll in the Plan?

You may enroll in the Plan online or by completing an account authorization form and returning it to the Plan Administrator.

Online. You can enroll online at www.shareowneronline.com. At the time of establishing online account access, you will be required to provide certain information such as: social security number(s), account number(s), company name (Black Hills Corporation) and email address in order to complete the enrollment process. After establishing online account access, you will be able to view your account online and conduct certain transactions online (see Questions 25 and 26).

Mail. You can also enroll by completing an account authorization form and returning it to the Plan Administrator at the address set forth in Question 4. You can obtain an account authorization form at any time by going online or by contacting the Plan Administrator at the address or telephone number stated in Question 4.

In addition to the enrollment procedures described above, interested investors who are not already shareholders of record must make an initial investment as set forth in Question 8.

8.     Are there any additional enrollment requirements for investors who are not already shareholders?

If you are not already a shareholder of record, you must also make an initial investment of at least $250 or authorize automatic monthly withdrawals from your bank account of at least $25 for a minimum of ten consecutive months.

9.     How do I participate if my shares are held for me in the name of my bank or broker?

Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank nominee or trustee) may participate in the Plan by one of the following three ways.

•	Beneficial owners may participate by having at least one of their shares registered into their own names.

•

Beneficial owners can make arrangements for such participation with the broker or fiduciary institution in whose name the stock is registered without having to transfer any shares into their own names, if the broker or fiduciary institution agrees to provide such a service. In this case, it is the broker or fiduciary institution that becomes a participant in the Plan.

•

A beneficial owner can enroll in the Plan by completing an account authorization form and making the initial investment that is required for investors who are not already shareholders (see Question 8).

When to Join the Plan

10.     When may I join the Plan?

You may join the Plan at any time. If you are a shareholder of record and have elected to have your cash dividends reinvested and the Account Authorization Form is received by the Plan Administrator before the record date for the payment of a dividend, then the dividend will be used to purchase additional shares of Common Stock for you. If the Account Authorization Form is received after the record date for a dividend, the reinvestment of dividends will not start until payment of the next dividend. Dividend payment dates for Common Stock dividends will generally be March 1, June 1, September 1 and December 1. Record dates will usually be about ten to fifteen days prior to the dividend payment dates.

Dividend Reinvestment

11.     How does dividend reinvestment work?

You will need to select one of three dividend reinvestment options offered through the Plan when you enroll. Your selection will apply to shares held in your Plan account and shares registered in your name. You can change your selection at any time by following the instructions given in Question 13.

Your three dividend reinvestment options are as follows:

•

Full Dividend Reinvestment. You can elect to automatically reinvest cash dividends paid on all shares then or subsequently held in physical certificate form registered in your name and all shares then or subsequently held in your Plan account, including fractional shares and shares purchased under the Plan, in shares of Common Stock.

•

Partial Dividend Reinvestment. You can elect to have a percentage from 10 percent to 90 percent, in increments of 10 percent, of the total number of shares then or subsequently held in physical certificate form registered in your name and then or subsequently held in your Plan account with respect to which you want cash dividends reinvested. The Plan Administrator will reinvest the cash dividends paid on the specified percentage in shares of Common Stock.

•

Optional Cash Investments Only. You can elect optional cash investments only. This means you will continue to receive, by check or direct deposit, cash dividends paid on shares then or subsequently held in physical certificate form registered in your name and held in your Plan account.

Regardless of your choice of dividend reinvestment option, you may make optional cash investments at any time.

Optional Cash Investments

12.     How do I make optional cash investments?

You can make optional cash investments by authorizing automatic monthly withdrawals from your designated United States bank account or by sending a check in U.S. funds payable to Shareowner Services at any time. You can vary your optional cash investments from a minimum of $25 per transaction up to a maximum of $15,000 per month. If you are not already a shareholder of record, your initial investment must be at least $250 or you must authorize automatic monthly withdrawals from your designated bank account of at least $25 for as minimum of ten consecutive months.

Check. When making optional cash investments by check, you must include a completed transaction request form. A transaction request form is attached to your account statement. You can also obtain a transaction request form by contacting the Plan Administrator (see Question 4).

You should make your checks payable to Shareowner Services, include your account number on your check and refer to Black Hills Corporation. You should mail your check directly to the Plan Administrator at the address set forth in Question 4. The Plan Administrator will make every effort to process your investment for the next investment date, provided that it receives the funds no later than one business day prior to an investment date. Otherwise, the Plan Administrator will hold cash investments for investment on the next investment date (see Question 17). Do not mail checks to Black Hills Corporation.

Your check must be in U.S. dollars and drawn on a United States bank. If you live outside the United States, contact your bank to verify that they can provide you with a check that clears through a United States bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks through a non-United States bank. Please do not send cash.

You may obtain a refund of any cash investment upon request received by the Plan Administrator on or before the second business day prior to the date on which it is to be invested. However, the Plan Administrator will not make any refunds until it has actually collected the funds from any check.

If any optional cash contribution, including payments by check or automatic withdrawal, is returned for any reason, the Plan Administrator will remove from the participant’s account any shares purchased upon prior credit of such funds, and will sell those shares. The Plan Administrator may sell other shares in the account to recover a $25.00 returned funds fee for each optional cash contribution returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.

Automatic Electronic Funds Transfer. In addition to making optional cash investments by check, you may authorize automatic monthly withdrawals from a designated United States bank account. With automatic monthly withdrawals, your bank account is debited five business days before the investment date. The investment date for funds received from automatic monthly withdrawals is the third Wednesday of each month or, if the third Wednesday is not a trading day, the next trading day following the third Wednesday of each month.

You will not receive any confirmation of the transfer of funds other than as reflected in your monthly Plan account statement and in your bank statement.

To authorize automatic monthly withdrawals from your designated United States bank account, new investors can go online or complete and sign the Automatic Investment Cash Withdrawal and Investment Service section of the account authorization form and return it to the Plan Administrator together with a voided blank check or deposit slip for the account from which funds are to be transferred. Current participants can go online to authorize monthly automatic withdrawals. Your automatic funds transfers will begin as soon as practicable after the Plan Administrator receives your request.

You can stop the Automatic Cash Withdrawal and Investment Service by going online, by telephone if you have automated account access, or by writing to the Plan Administrator at the address shown in this prospectus (see Question 4).

Participants may change the designated account for automatic deduction or discontinue this feature by written instructions to the Plan Administrator.

To be effective with respect to a particular investment date, your change or termination request must be received by the Plan Administrator at least 15 business days prior to the investment date.

Changing Your Investment Options

13.     May I change my investment options under the Plan?

You may change your investment options at any time by contacting the Plan Administrator by telephone if you have automated account access, making the request online or completing and returning an account authorization form (see Questions 24 and 25 regarding telephone and online transactions).

Source of Shares Offered

14.     What is the source of shares purchased under the Plan?

Shares purchased by the Plan Administrator under the Plan may come from:

•	our authorized but unissued shares of Common Stock,

•	shares of Common Stock purchased through the Plan Administrator on the open market, or

•	a combination of the foregoing.

Number of Shares to be Purchased

15.     How many shares will be purchased for me?

The number of shares of Common Stock purchased for you will depend on the amount of cash dividends being reinvested, if any, the amount of your optional cash investments, if any, and the purchase price per share for the applicable purchase date. Income tax withholding may be deducted from your cash dividend if you fail to give the Plan Administrator your Social Security Number or if you are a foreign shareholder (see Question 29). Both whole and fractional shares will be purchased, with the latter computed to three decimal places. Shares purchased, including fractional shares, will be credited to your Plan account.

Price of Shares

16.     What will be the price of shares of Common Stock purchased under the Plan?

If we elect to satisfy the requirements of the Plan with shares of Common Stock purchased on the open market, the price of such shares will be the weighted average price at which the Plan Administrator acquires the shares plus a brokerage commission and other fees. These commissions will generally be significantly lower than if you were to purchase stock in the open market through a broker.

If we elect to satisfy the requirements of the Plan with newly issued shares of Common Stock, the price of such shares will be 100 percent of the average of the high and low sale prices of the Common Stock on the New York Stock Exchange – Composite Transactions on the applicable investment date or, if the New York Stock Exchange is closed on the investment date, on the next trading day the New York Stock Exchange is open. No shares of Common Stock will be sold under the Plan at less than their par value per share ($1.00).

When are Shares Purchased?

17.     When are shares purchased under the Plan?

The timing of purchases under the Plan depends on whether the Plan Administrator is reinvesting dividends or investing initial and optional cash investments.

Dividend Reinvestment. The Plan Administrator expects to reinvest cash dividends on the applicable dividend payment date or, if the dividend payment date is not a trading day, the next trading day following the dividend payment date.

Initial and Optional Cash Investments. The Plan Administrator expects to invest initial and optional cash investments on (a) Wednesday of each week or, if Wednesday is not a trading day, the next trading day following Wednesday or (b) in any week in which a cash dividend is paid, the dividend payment date or, if the dividend payment date is not a trading day, the next trading day following the dividend payment date.

The Plan Administrator expects to complete all purchases on the dividend payment date or investment date, but it will make all purchases within five business days of the dividend payment date or investment date, subject to any waiting periods required under applicable laws or stock exchange regulations.

The Plan Administrator will not be liable for any claim arising out of failure to purchase stock on a certain date or at a specific price. You bear this risk by participating in the Plan. You will not earn interest on funds held by the Plan Administrator pending their investment in Common Stock.

How to Withdraw from the Plan

18.     When and how can I withdraw from the Plan?

You can terminate your participation in the Plan at any time by submitting the appropriate information on the transaction request form attached to your account statement or by submitting a written request, which includes your account number and references “Black Hills Corporation” to the Plan Administrator. Your written request for termination should be signed by the authorized signers as it appears on their account statement. You may also terminate your participation in the Plan by telephone if you have automated account access (see Question 24).

If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the Plan. Your written request for termination should be signed by authorized signers as it appears on their account statement.

The Plan Administrator must receive requests to terminate automatic monthly withdrawals from a bank account at least 15 business days prior to the scheduled investment date to ensure that your request is effective as to the next optional cash investment.

Upon termination of your participation in the Plan, the Plan Administrator will send you a certificate representing the number of whole shares in your Plan account and a check, less any applicable brokerage commissions and service fees, for your fractional share interest. If you request, the Plan Administrator will sell some or all Plan shares on your behalf. After the settlement of the sale, the Plan Administrator will send you a check, less the applicable brokerage commissions and service fees, and a certificate representing any whole shares not sold. In every case, the participant’s interest in a fractional share will be settled in cash at the current market price.

If submitting a request to sell all or part of your Plan shares, and you are requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

Withdrawal of Certificates

19.     Can I withdraw shares from my Plan account?

If you wish to remain in the Plan but withdraw certificates for full shares, you may do so at any time by returning the transaction request form attached to your account statement to the Plan Administrator or by contacting the Plan Administrator by telephone (see Question 24). Any remaining whole or fractional shares will remain in your Plan account.

Withdrawal of the entire share balance from the Plan will be considered a termination. However, you may elect to re-enroll at any time by submitting a completed Account Authorization Form to the Plan Administrator.

Share Transfers and Gifts

20.     May I transfer Plan shares to another person?

You may transfer Plan shares to another person subject to compliance with any applicable laws. To do this, you must complete and sign a stock power and return the completed executed stock power to the Plan Administrator. Your signature on the stock power must be medallion guaranteed by an eligible financial institution. You can obtain a stock power online or by contacting the Plan Administrator by telephone.

To transfer shares to an existing account of a participant, provide the participant’s name and account number on the stock power. If the recipient is not already a participant in the Plan, you can instruct the Plan Administrator to open an account for the recipient. You can do this by submitting an account authorization form and choosing a dividend reinvestment option for the recipient. You can also instruct the Plan Administrator to issue a share certificate in the recipient’s name.

The Plan Administrator will use the following guidelines to execute share transfers when specific instructions are not provided on the stock power form:

•	When transferring shares to a Plan participant, the Plan Administrator will transfer the shares to the participant’s existing account.

•	When transferring shares to a current shareholder not participating in the Plan, the Plan Administrator will issue a certificate in the shareholder’s name.

•

 When transferring shares to a person who is not a current shareholder, the Plan Administrator will automatically open up an account for the person and enroll them in the Plan. The Plan Administrator will select the “Full Dividend Reinvestment” option for this account. The shareholder can change this dividend reinvestment option at any time (see Question 13).

21.     May I purchase shares for others?

You may purchase shares of Common Stock for others by making cash investments on their behalf. If the recipient is not already a participant in the Plan, you must have them complete an account authorization form and return the completed form to the Plan Administrator together with either an initial investment of at least $250 or authorization for automatic monthly withdrawals of at least $25 for a minimum of ten consecutive months. If the participant is already a participant in the Plan, you can submit a check of at least $25 with the recipient’s account number and name on it.

Sale of Shares

22.     How can I sell shares in my Plan account?

You may request at any time that the Plan Administrator sell some or all of the shares held in your Plan account by completing a transaction request form or submitting a written request, which includes your account number and references “Black Hills Corporation” to the Plan Administrator.

If the current market value of the shares requested to be sold is $25,000 or less, and you have previously authorized automated account access, you may sell Plan shares by contacting the Plan Administrator by telephone or requesting the sale online (see Questions 24 and 25). This limitation is set to help protect against unauthorized sales. In addition, the Plan Administrator, for any reason at its sole discretion and at any time, has the right to decline to process a telephone or online sale request and in its place require written submission of the sales request.

The Plan Administrator will make every effort to process your sale order on the next trading day following receipt of your properly completed request, provided that instructions are received before 5:00 p.m. Central Time. Sale requests involving multiple transactions may experience a delay. The Plan Administrator will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. You bear the risk by participating in the Plan.

The Plan Administrator will mail the proceeds from the sale of the shares, less applicable brokerage commissions and service fees, to you after settlement of the sale. You can choose to receive the proceeds from the sale by check payable to the name or names in which your Plan account is registered or to have the proceeds deposited directly into your United States bank account.

23.     Will I incur any expenses in connection with the sale of shares under the Plan?

The Plan Administrator charges a service fee of $15.00 per transaction and a broker commission of $0.15 per share sold. The Plan Administrator deducts these fees directly from the sale check or direct bank deposit.

Account Access

24.     May I execute transactions by telephone?

In order to conduct transactions by telephone, you will need to authorize automated access for your account and select a personal identification number for security purposes. Investors who do not currently participate in the Plan must use the account authorization form to establish automated access. Current participants can establish automated access by completing Section 7 on the account authorization form. You can obtain these forms from the Plan Administrator (see Question 4). After you have authorized automated access, you will be able to:

•	Change your dividend reinvestment option

•	Change the dollar amount or terminate automatic monthly withdrawals from your bank account

•	Request a certificate for all or a portion of your whole Plan shares, if the current market value of the shares to be issued is $50,000 or less and

•	Sell all or a portion of your Plan shares, if the current market value of shares to be sold is $25,000 or less and you have a United States bank account.

25.    May I view my account information and execute transactions online?

The Plan Administrator maintains an internet web site at www.shareowneronline.com that allows you to view your account balance, stock values, dividend information, reinvestment details and other helpful information. You can use online access to:

•	Enroll in the Plan

•	Change your dividend reinvestment option

•	Authorize, change or terminate automatic monthly withdrawals from your bank account

•

 Sell all or a portion of your Plan shares, if the current market value of the shares to be sold is $25,000 or less, you have an United States bank account and, for joint accounts, you have previously authorized automated account access and

•	Update your personal information.

26.     How do I establish online access?

To establish online access for online enrollment go to www.shareowneronline.com and click on “Here”. Next click on “First Time Visitor” and follow the instruction’s provided. Participation in the Plan through the Plan Administrator’s online service is voluntary.

Stock Dividends, Splits and Rights Offerings

27.     What happens if Black Hills Corporation issues a stock dividend, declares a stock split, or has a rights offering?

If we have a stock dividend or a stock split, the Plan Administrator will credit your Plan account on the payable date with the number of shares of Common Stock distributable with respect to the Plan shares that you own as of the record date.

If you send a notice of termination or a request to sell to the Plan Administrator between the record date and the payable date for a stock distribution, the Plan Administrator will not process the request until the stock distribution is credited to your Plan account.

In a rights offering, your entitlement will be based on your total holdings, including those credited to your Plan account. Rights applicable to shares credited to your Plan account, however, will be sold by the Plan Administrator. The proceeds will be credited to your Plan account and applied as an optional cash payment to purchase Common Stock on the next investment date. You may request, in writing, the Plan Administrator to issue a certificate for whole shares of Common Stock credited to your Plan account prior to the record date for any such rights offering, in which case you would receive such rights.

Federal Income Tax Consequences

28.     What are the Federal income tax consequences of participating in the Plan?

You have the same Federal income tax obligations with respect to your dividends as do holders of Common Stock who are not participating in the Plan. This means that reinvested cash dividends pursuant to the Plan will be taxable as having been received even though you do not actually receive them in cash.

As a general rule, the tax basis for shares or any fraction thereof credited to you under the Plan will be equal to the amount paid for the shares. The holding period for shares credited to you under the Plan commences the day following the credit of such shares to your account.

You will not realize any taxable income when you receive certificates for whole shares credited to your account under the Plan (for example, when you withdraw from the Plan or for other reasons request such certificates), but you will realize gain or loss upon the sale by you or the sale by the Plan Administrator of any share or fraction of a share held in your account, in an amount equal to the difference between the amount received for such shares and your tax basis in those shares sold. Shares acquired through the reinvestment of dividends during the period January 1, 1982 through December 31, 1985, may be “Qualified Shares” under the Economic Recovery Tax of 1981.

The foregoing description is only a summary of certain federal income tax consequences of participation in the Plan and does not purport to be a complete description of the federal income tax consequences of participation in the Plan. The description may be affected by future legislation, Internal Revenue Service rulings and regulations, or court decisions. You are advised to consult with your own tax advisor as to the application of the foregoing summary of Federal income tax consequences to your own tax situation.

Foreign Shareholders

29.     What provision is made for foreign shareholders whose dividends are subject to income tax withholding?

In the case of those foreign shareholders whose dividends are subject to United States income tax withholding, an amount equal to the dividends, less the amount of tax required to be withheld will be applied to the purchase of shares of Common Stock. The statement confirming purchases made for such foreign participants will indicate the net dividend payment reinvested.

Optional cash payments received from foreign shareholders in the form of a check must be in United States dollars and drawn on a United States bank and will be invested in the same manner as payments from other participants.

Voting of Shares

30.     How will shares held in my Plan account be voted at meetings of shareholders?

For each meeting of shareholders, you will receive proxy materials that allow you to vote your Plan shares by proxy. If you do not return the proxy or return it unsigned, none of your shares will be voted unless you vote in person.

Safekeeping Services

31.     May I deposit certificated shares in my account?

You may deposit Common Stock certificates in your possession with the Plan Administrator for safekeeping. Deposited shares represented by Common Stock certificates will be credited to your Plan account. Thereafter, the shares will be treated in the same manner as shares purchased through the Plan. You are responsible for maintaining your own records on the cost basis of certificated shares deposited with the Plan Administrator.

To use this service, you must send your certificates to the Plan Administrator, accompanied by the transaction request form attached to your account statement. Do not endorse the certificates or complete the assignment section on the back of the certificates.

Because you bear the risk of loss when sending stock certificates through the mail, we recommend that you send them registered and insured for at least 2 percent of the current market value of the shares represented thereby.

32.     May shares remain on deposit if participation in the Plan is discontinued?

No. Upon withdrawal from the Plan, Participants must elect to receive their Plan Shares either in kind or in cash (see Question18).

Fees and Expenses

33.     Will I incur any fees or expenses participating in the Plan?

You will pay no fees and expenses when purchasing newly issued shares either with reinvested dividends or optional cash payments. Participants will be required to pay an aggregate price reflecting brokerage commissions and other fees for shares purchased in the open market. These commissions will generally be significantly lower than if an individual were to purchase stock in the open market through a broker. If you terminate participation in the Plan and elect to have the Plan Administrator sell shares, you will pay a transaction charge plus brokerage commissions (see Question 23).

Fee Disclosure Table
Certificate Deposit	company paid
Certificate Issuance	company paid
Enrollment Fee	company paid
Investment Fees
via optional cash investment	company paid
via dividend reinvestment	company paid
purchase commission	participant paid
Sales Fees	participant paid
service fee	$15.00 per transaction
sales commission	$0.15 per share
Fee for Returned Checks or Rejected Automatic Bank Withdrawals	$25.00 per item
Prior Year Duplicate Statements	$15.00 per year

Interpretation and Regulation

34.     Who interprets and regulates the Plan?

We reserve the right to interpret and regulate the Plan as deemed desirable or necessary. We and the Plan Administrator will not be liable for any act done in good faith or for any omission to act in good faith including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon the participant’s death prior to receipt of written notice of the death, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made, check clearing or fluctuations in the market value of our Common Stock.

You should recognize that we and the Plan Administrator cannot assure you of profits, or protect you against losses, on the shares purchased under the Plan.

You should be aware and are cautioned that this prospectus does not provide you with a guarantee regarding the frequency or amount of future dividends, which will continue to depend upon our future earnings, financial requirements and other factors.

Modification and Discontinuation of Plan

35.     May the Plan be modified or discontinued?

We reserve the right to suspend, modify or terminate the Plan at any time. Notification of any suspension, material modification or termination of the Plan will be sent to all affected participants in the Plan.

The Plan Administrator can terminate your participation in the Plan if you do not own at least one full share in your name or hold at least one full share through the Plan.

EXPERTS

The financial statements and the related financial statement schedule of Black Hills Corporation incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, Emerging Issues Task Force 02-3, Accounting for Contracts Involving Energy Trading and Risk Management Activities, and Financial Accounting Standards Board Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities, in 2003, and effective January 1, 2002, Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

The validity of the Common Stock offered by this prospectus has been passed upon for us by Steven J. Helmers, Senior Vice President - General Counsel of Black Hills. As of April 30, 2004, Mr. Helmers owned, directly or indirectly, 8,348 shares of our Common Stock, and held options to purchase an additional 41,518 shares.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy any information filed by us with the SEC at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The same information will be available for inspection and copying at the regional office of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site which provides online access to reports, proxy and information statements and other information regarding companies that file electronically with the SEC at the address http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the SEC will also automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we previously filed with the SEC and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering made under this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (SEC File No. 1-31303);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-31303);

•	Our current reports on Form 8-K filed on January 14, 2004 (SEC File No. 1-31303); and

•

 The description of our Common Stock contained in our registration statement on Form 8-A, dated April 19, 2002 (SEC File No. 1-31303), including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

These filings have not been included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Black Hills Corporation Attention: Investor Relations 625 Ninth Street Rapid City, South Dakota 57701 (605) 721-1700

The reports, proxy statements and other information we file with the SEC can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10002. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

        All amounts, which are payable by the Registrant, except the SEC registration fee, are estimates.

SEC Registration fee	$8,384
Administration and transfer agent fees	350,000
Accountant's fees and expenses	10,000
Legal fees and expenses	10,000
Printing expenses	30,000
Listing fee - NYSE	1,500

Total	$409,884

Item 15.     Indemnification of Directors and Officers

        Section 47-2-58.2 of the South Dakota Codified Laws provides generally that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. With respect to actions or suits by or in the right of the corporation, the statute provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by that person in conjunction with the defense or settlement of such action or suit if that person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper. The Bylaws of the Registrant provide that the Registrant shall indemnify any officer or director who acted in a manner which such person reasonably believed to be within the scope of such person’s authority against liability incurred by such person to the same extent and under the same circumstances as are currently permitted under the South Dakota Codified Laws. In addition, the Registrant has entered into specific agreements with the directors and officers of the Registrant providing for indemnification of such persons under certain circumstances.

        The Registrant’s Articles of Incorporation also eliminate the liability of the Registrant’s directors for monetary damages for breach of their fiduciary duty as directors. This provision, however, does not eliminate a director’s liability (a) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any violation of Sections 47-5-15 to 47-5-19, inclusive, of the South Dakota Codified Laws, which relate in part to certain unlawful dividend payments or stock redemptions or repurchases, or (d) for any transaction from which the director derived an improper personal benefit.

        The Registrant carries directors’ and officers’ liability insurance to insure its directors and officers against liability for certain errors and omissions and to defray costs of a suit or proceeding against an officer or director.

Item 16.     Exhibits

        The following is a list of all exhibits filed as part of this Registration Statement on Form S-3, including those incorporated by reference herein.

Exhibit Number		Description
2	**	Plan of Exchange Between Black Hills Corporation and Black Hills Holding Corporation.
4	.1**	Articles of Incorporation of the Registrant.
4	.2***	Articles of Amendment of the Registrant.
4	.3*	Amended and Restated Bylaws of the Registrant.
4	.4***	Statement of Designations, Preferences and Relative Rights and Limitations of No Par
Preferred Stock, Series 2000-A of the Registrant.
4	.5****	Indenture dated as of May 21, 2003 between the Registrant and LaSalle Bank National
Association, as Trustee.
4	.6****	First Supplemental Indenture dated as of May 21, 2003 between the Registrant and
LaSalle Bank National Association, as Trustee.
4	.7*****	Form of Stock Certificate for Common Stock, Par Value $1.00 Per Share.
5		Opinion of Steven J. Helmers regarding the legality of the securities.
23.1		Consent of Steven J. Helmers (included in Exhibit 5).
23.2		Consent of Deloitte & Touche LLP.
24		Power of Attorney (included on the signature page to this Registration Statement).

_________________

*             Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for 2002 filed on March 31, 2003, and incorporated by reference herein.
**           Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-52664), and incorporated by reference herein.
***         Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on December 26, 2000, and incorporated by reference herein.
****       Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2003, and incorporated by reference herein.
*****     Previously filed as an exhibit to the Registrant’s Annual Report on Form 10-K for 2000 filed on March 19, 2001, and incorporated by reference herein.

Item 17.     Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rapid City, State of South Dakota, on the 18th day of May, 2004.

BLACK HILLS CORPORATION

By /S/ MARK T. THIES Mark T. Thies, Sr. Vice President & CFO

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David R. Emery and Mark T. Thies and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Exchange Act of 1934, this Post-Effective Amendment No. 2 to the Form S-3 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ DANIEL P. LANDGUTH	Chairman and Director	May 18, 2004
Daniel P. Landguth
/S/ DAVID R. EMERY	President, Chief Executive Officer	May 18, 2004
David R. Emery	and Director
(Principal Executive Officer)
/S/ MARK T. THIES	Sr. Vice President & CFO	May 18, 2004
Mark T. Thies	(Principal Financial and
Accounting Officer)
/S/ BRUCE B. BRUNDAGE	Director	May 18, 2004
Bruce B. Brundage
/S/ DAVID C. EBERTZ	Director	May 18, 2004
David C. Ebertz
/S/ JOHN R. HOWARD	Director	May 18, 2004
John R. Howard
/S/ EVERETT E. HOYT	Director	May 18, 2004
Everett E. Hoyt
/S/ KAY S. JORGENSEN	Director	May 18, 2004
Kay S. Jorgensen
/S/ RICHARD KORPAN	Director	May 18, 2004
Richard Korpan
/S/ STEPHEN D. NEWLIN	Director	May 18, 2004
Stephen D. Newlin
/S/ THOMAS J. ZELLER	Director	May 18, 2004
Thomas J. Zeller

Exhibit Index

        The following is a list of all exhibits filed as part of this Registration Statement on Form S-3, including those incorporated by reference herein.

Exhibit Number		Description
2	**	Plan of Exchange Between Black Hills Corporation and Black Hills Holding Corporation.
4	.1**	Articles of Incorporation of the Registrant.
4	.2***	Articles of Amendment of the Registrant.
4	.3*	Amended and Restated Bylaws of the Registrant.
4	.4***	Statement of Designations, Preferences and Relative Rights and Limitations of No Par
Preferred Stock, Series 2000-A of the Registrant.
4	.5****	Indenture dated as of May 21, 2003 between the Registrant and LaSalle Bank National
Association, as Trustee.
4	.6****	First Supplemental Indenture dated as of May 21, 2003 between the Registrant and
LaSalle Bank National Association, as Trustee.
4	.7*****	Form of Stock Certificate for Common Stock, Par Value $1.00 Per Share.
5		Opinion of Steven J. Helmers regarding the legality of the securities.
23.1		Consent of Steven J. Helmers (included in Exhibit 5).
23.2		Consent of Deloitte & Touche LLP.
24		Power of Attorney (included on the signature page to this Registration Statement).

_________________

*             Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for 2002 filed on March 31, 2003, and incorporated by reference herein.
**           Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-52664), and incorporated by reference herein.
***         Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on December 26, 2000, and incorporated by reference herein.
****       Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2003, and incorporated by reference herein.
*****     Previously filed as an exhibit to the Registrant’s Annual Report on Form 10-K for 2000 filed on March 19, 2001, and incorporated by reference herein.